UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 30, 2009

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 M-63 North, Benton Harbor, Michigan	49022-2692
(Address of Principal Executive Offices)	(Zip Code)

(269) 923-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 30, 2009, the Brazilian competition commission (“CADE”) agreed to terminate its formal administrative investigation into alleged violations of antitrust law by our compressor business headquartered in Brazil (“Embraco”). Whirlpool affiliates and certain executives located in Brazil entered into a settlement agreement with CADE under which they acknowledged a violation of Brazilian antitrust law in the Brazilian compressor market by some Embraco employees.

The settlement agreement provides for the affiliates to make contributions totaling 100 million Brazilian reais to a Brazilian government fund. The contributions translate to approximately U.S. $56 million, $43 million of which has been recorded as an expense in the third quarter of 2009, and $13 million of which was previously accrued. Payments are to be made in twelve equal semiannual installments commencing within 30 days of the settlement date, but payments may be made in advance without penalty.

Although this third quarter expense was not previously included, our earnings and cash flow outlook for the full-year 2009 remain unchanged from the last update contained in our earnings release dated July 22, 2009.

Whirlpool continues to cooperate fully with the other ongoing government investigations, and to defend vigorously numerous antitrust lawsuits in various jurisdictions. While it is currently not possible to reasonably estimate the aggregate amount of costs to which we may potentially be subject as a result of these matters, such costs could have a material adverse effect on our financial position, liquidity, or results of operations. For additional discussion of these matters, see Part II, Item 1 (Legal Proceedings) to our Quarterly Report on Form 10-Q for the period ended June 30, 2009.

This Form 8-K contains forward-looking statements. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year-ended December 31, 2008, including the information set forth under the caption “Risk Factors.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHIRLPOOL CORPORATION

Date: September 30, 2009	By:	/S/ ROY W. TEMPLIN
	Name:	Roy W. Templin
	Title:	Executive Vice President and Chief Financial Officer